Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

BRAVO MULTINATIONAL, INC.

Bravo Multinational, Inc., a corporation organized and existing under and by virtue of the laws of Delaware, does hereby certify:

FIRST:

The name of the corporation is Bravo Multinational, Inc.

SECOND:

The Board of Directors of Bravo Multinational, Inc. approved and adopted by written consent resolutions to amend the Certificate of Incorporation of said corporation on January 13, 2017.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the corporation that its Certificate of Incorporation be amended as follows:

1.)

That Article IV of such Certificate of Incorporation is deleted in its entirety and by substituting in lieu thereof the following new Article IV:

The total number of shares of all classes which the Corporation has authority to issue is 1,050, 000,000, of which 1,000,000,000 shares shall be designated as "Common Stock" with a par value of $.0001 per share, and 50,000,000 shares be designated as "Preferred Stock" with a par value of $.0001 per share.

The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and a Certificate of Designation shall be filed with the Delaware Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of Preferred Stock.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without Shareholder action to increase or decrease the number of shares included in the Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of Preferred Stock.  Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the rights of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action.  The authority of the Board of Directors with respect to the Preferred Stock shall include, but not be limited to, setting or changing the following:

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the annual dividend rate, if any, on shares of Preferred Stock, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

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whether the shares of Preferred Stock shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

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the obligation, if any, of the Corporation to redeem shares of Preferred Stock pursuant to a sinking fund;

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whether shares of Preferred Stock shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

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whether the shares of Preferred Stock shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

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the rights of the shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

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any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to the Preferred Stock.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

Subject to the rights of the holders of any series of preferred stock pursuant to the terms of this certificate of incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

B.

COMMON STOCK

Subject to all of the rights of the Preferred Stock as expressly provide herein, by law or by the Board of Directors pursuant to this Article IV, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:

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dividends may be declared and paid or set apart for payment to holders of Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

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the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

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upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.  The net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

C.

REVERSE SPLIT

Reverse Split.  Simultaneously with the effective date of this Amendment (the “Effective Time”) each of three hundred (300) shares of the Company’s Common Stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into one (1) share of the Company’s outstanding Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below.  Each holder of shares which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (“Old Shares,” whether one or more) shall be entitled to receive upon surrender of such Old Shares to the Company’s transfer agent for cancellation, New Common Stock or certificates representing the number of whole shares of the New Common Stock into and for which the shares of the Old Shares so surrendered are reclassified under the terms hereof.  From and after the Effective Time, Old Shares shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares.  No fractional shares or certificates of fractional share interests in New Common Stock will be issued, and no cash payments will be made therefore.  In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive one (1) whole share of the Company’s New Common Stock.  If more than one (1) Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock to be issued shall be computed on the basis of the aggregate number of Old Shares represented by the Old Certificates so surrendered.  In the event that the Company’s transfer agent determines that a holder of Old Shares has not surrendered all of his Old Shares for exchange, the transfer agent shall carry forward any fractional share until all Old Shares of that holder have been presented for exchange such that consideration for fractional shares for any one person shall not exceed the value of one (1) share of New Common Stock.  If any New Certificate is to be issued such certificates must be submitted to the Board of Directors for their approval, in their discretion.  In addition, if shares of New Common Stock are to be issued in a name other than the one in which the Old Shares were issued, the Old Shares so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps, if any, shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock or transfer tax stamps to the Old Shares surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable.  From and after the Effective Time, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Shares are reclassified, until thereafter reduced or increased in accordance with applicable law.  All references elsewhere in the Articles of Incorporation, as amended, to the “Common Stock” shall, after the Effective Time, refer to the “New Common Stock.”  The filing of the Amendment shall not cause any change in the number of shares of any series of Preferred Stock that are issued and outstanding at the time the Amendment is filed.

2.)

That the Certificate of Incorporation be amended by adding the following as the Seventh Article:

The corporation shall not be subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware.

All other provisions of the Articles of Incorporation shall remain in full force and effect.

THIRD:   The foregoing amendments were consented to and authorized by the holders of a majority of the issued and outstanding stock of the corporation entitled to vote on January 13, 2017, by written consent given in accordance with Section 228(a) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and attested by its duly authorized officers on January 13, 2017.

BRAVO MULTINATIONAL, INC.

ATTEST:

By:_______________________________

_____________________________

    Authorized Officer

Secretary

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